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                                   EXHIBIT 99

                          CAUTIONARY FACTORS UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

We desire to take advantage of the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). This Form 10-Q contains statements which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "we believe", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or results presently anticipated or projected. We wish to caution you not to place undue reliance on forward-looking statements. You are also advised that the factors listed below have affected the Company's performance in the past and could affect future performance. Those factors include, but are not limited to, the risk that a product may not ship when expected or may contain technical difficulties; uncertain demand for new or existing products; the impact of competitor's advertising, products or pricing; availability or reliability of component parts, including sole source parts; manufacturing limitations; availability of sources of financing; economic developments, both domestically and internationally; new accounting standards; and, the impact of the initiation, defense and resolution of litigation.

Other factors include the following:

     Cash Needs. The Company has a credit agreement with a commercial finance company that has adequately financed its cash requirements in the past year. Previously, net operating losses in fiscal 1996 of $10,461,534 and fiscal 1997 of $17,199,688 resulted in a need for additional financing. In September 1996, projected cash requirements in excess of available sources required the issuance of private placements of common stock and warrants to purchase common stock in the Company. There can be no assurances that cash availability under the credit agreement will be adequate to meet future needs, or that other sources of financing will be available to the Company on favorable terms, or at all, if the Company's operations are further affected by declining revenue from a lack of sales or significant returns of existing products, introduction difficulties with new product lines, competitive product introductions, or by market conditions in general. In addition, there can be no assurance that the Company will achieve or maintain profitability on a quarterly or annual basis in the future.

     Potential Acceleration of Senior Debt. The Company's Senior Debt Agreement includes financial covenants, which the Company must meet. Currently, the Company is in compliance with all of the financial covenants required by its Senior Lender. For further information, refer to the Company Form 10-K for the fiscal year ended June 30, 1998, Item 14(a)1 and financial statements, Note #5 of the Notes to Consolidated Financial Statements. Past financial performance of the Company has made it necessary for the Company to renegotiate the financial covenants to avoid being declared in violation of the covenants by General Electric Capital Corporation. If future financial performance causes covenant violations and the Company is unable to renegotiate its loan covenants at that time, it could be forced to seek replacement financing at prices which may not be favorable to the Company. If adequate sources of financing are not available, the Company may be required to sell certain product lines or technologies on less than favorable terms.

     Technology and Industry Pressures/Reliance on New Technology. The pre-press and wide-format color printing industries are highly competitive and are characterized by frequent technological advances and new product introductions and enhancements. As product life cycles get shorter, the resulting consumable stream generated by the installed base may be negatively impacted. Accordingly, we believe that our future

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success depends upon our ability to enhance current products, to develop and introduce new and superior products on a timely basis and at acceptable pricing, to respond to evolving customer requirements, and to design and build products which achieve general market acceptance.

     New Product Design and Development. The process of developing new products involves adopting new and emerging technologies and components which may not have product histories or long term use testing to establish expected life cycles in the field or to assure long term field use.

     Product Quality Issues. Any quality, durability or reliability problems with existing or new products, regardless of materiality, or any other actual or perceived problems with the Company's products could have a material adverse effect on market acceptance of such new products. Any quality problems with components could result in "epidemic" or wide-spread failures of the products in the field causing return and refund requests that would likely have a material effect on the Company's financial results and future sales potential. Such problems or perceived problems could potentially arise with respect to any existing products.

     Product Acceptance/Market Anticipation. The Company's products may not achieve market acceptance. In addition, the market anticipation or the announcement of new products and technologies, whether offered by the Company or its competitors, could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business and financial condition.

     The Company introduced a new family of printers, the DisplayMaker(R) 4000, 5000 and 6000 HiRes 8-Color series, during September 1997. Two new versions of these printers have been introduced since February 1998. The DisplayMaker 7000 was introduced in August 1998. Additionally, in August 1998 the Company introduced the Giclee PrintMakerFA, an 8-Color HiRes drum-based printer. Although the Company has had successes introducing new products in the past, some earlier products experienced limited market acceptance and the introductions of some products have been delayed. In addition, the quality and reliability reputation of certain existing products may unfavorably affect new products. The Company may not be successful with future product introductions, future market introductions may not be timely and competitive, future products may not be priced appropriately, or future products may not achieve market acceptance. The Company's inability to achieve market acceptance, for technological or other reasons, could have a material adverse effect on our financial condition.

     Product Malfunction. We are aware of intermittent customer issues with the performance and formulation of certain inks used in the Company's printers. We have taken steps to address the ink issues with the supplier. However, failure to resolve ink functionality issues, or some other failure of the product to perform as expected by the customer may result in customer requests for compensatory supplies or other requests which could have a material adverse effect on our financial performance.

     Dependence on Suppliers. The Company is dependent on sole source suppliers for the heads for PressMate-FS(R) and DisplayMaker Express (DME). Over the time that we have worked with the supplier for the PressMate printheads, there have been quality and consistency issues with the printheads supplied. We do not have a written agreement with this supplier and cannot purchase the supplies from another source. Currently, we do not sell significant numbers of the PressMate-FS printers which utilize the sole-sourced component. However, the Company has an installed base of printers who purchase consumables from the Company and could experience head failure or need a replacement. Overall, the percentage of the Company's revenues related to the product utilizing this head was less than 7% of fiscal 1998 revenue. We are also dependent upon a sole source supplier for the heads for the DME printer. The quality and consistency of the

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printheads delivered by this supplier have also been a problem. Although we currently sell very few new DME printers, there is an installed base of printers who purchase consumables from the Company and could experience printhead failure or require replacement. We have a written agreement with the sole source supplier of the DME heads. The written agreement includes the manufacturing specifications and directions which would allow a second supplier to produce the printheads if the current supplier were unable to cure any defaults under the manufacturing and supply agreement. If the Company were unable to resolve a quality or supply issue with the head supplier the effect may be material and could result in a significant increase in the returns of the DME printer based on the inability to supply replacement printheads. Overall, the percentage of the Company's revenues related to the product utilizing this head was less than 9% of fiscal 1998 revenue.

     The Company's aqueous inkjet printers are based on a printhead supplied pursuant to a written contract with Hewlett-Packard Company. The Company does not anticipate availability or quality issues which would affect the supply of printheads supplied by Hewlett-Packard Company (HP). The revenues of the Company associated with sales of this product or products including those components represent approximately 67% of the Company's fiscal 1998 revenue. If we were unable to resolve a potential future availability or quality issue, our production and support of our installed base will be materially adversely affected.

     Competitive Pricing/Product Introductions. Various potential actions by any of our competitors, especially those with a substantial market presence, could have a material adverse effect on our business, financial condition and results of operations. Such actions may include price reductions, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. Additionally, a competitor's entry into the wide-format market in such ways to permit it to compete more directly and effectively with our products could adversely affect operational results.

     Currently HP is offering significant rebates to potential customers. The rebates include the trade-in of ColorSpan and other wide format devices for the reduction of the purchase price of a comparable HP printer. Programs such as this can potentially impact us by reducing the number of printers we sell currently and by reducing the installed base of printers to which we sell consumables.

     Uncertainty Regarding Development of Wide-Format Market; Uncertainty Regarding Market Acceptance of New Products. The Wide-Format market is relatively new and evolving. Our future financial performance will depend in large part on the continued growth of this market and the continuation of present Wide-Format printing trends such as use and customization of large-format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies. If the Wide-Format market does not achieve anticipated growth levels or there is a substantial change in Wide-Format printing customer preferences, our business, financial condition and results of operations could be adversely affected. Additionally, in a new market, customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Our failure to respond effectively to changes in the Wide-Format market, to develop or acquire new technology or to successfully conform to industry standards could have a material adverse effect on our business and financial condition and results of operations.

     Technological Advancements. The digital color inkjet printing market is rapidly moving to two distinct technologies for the placement of ink on a substrate: thermal inkjet cartridges and piezo-electric printheads. Without a secure, economical source of one or both of these products we will face serious competitive pricing and margin pressures going forward. We currently have a license to remanufacture specific HP 300 dpi inkjet cartridges for use in our wide-format, roll-fed color inkjet printers. HP has introduced a new inkjet cartridge with a capability of producing output resolution of 600 dpi. We have secured the use of this product in non-roll fed devices and have introduced a product based on this cartridge. However, we consider the market for non-roll fed devices a low volume market niche. In addition, Lexmark has developed a 600 dpi inkjet cartridge. Both companies are competitors in the wide-format color market. The Company is seeking a source of 600 dpi printheads for use on roll fed printers. We are also considering several component suppliers in our

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search for a dependable, manufacturable piezo-electric printhead. No one source has been identified for use in a future product as of this time. If the market for wide-format color demands the increased resolution provided by these new products and we are unable to secure adequate supplies at reasonable prices or develop a reasonably priced substitute from other sources, sales of our printer engines and the related gross margins could be negatively impacted.

     Our products target the market for high quality printing output. Hardware and software technological advances have enhanced actual and perceived resolution. Other companies may achieve actual or apparent resolution with less expensive printers and supplies and therefore capture the market held by our higher cost printers.

     Expansion and Diversification to Software and Services Outside of our Core Printer Business. Our continuing efforts to expand sales and increase profits and desire to reposition ourselves as a diversified technology company is stimulating a series of new product development activities. The current focus of these new business opportunities is primarily internet based software and service businesses. During this past year, we launched an electronic commerce (e-commerce) initiative for selling specialty media for wide-format printers under the brand name of SuppliesoByoAir(TM). Internet based software and service activities represent an extension of many of our printing and publishing tools which are integral to our core technology. We are currently developing a commercialization of our internet software and have not generated any revenue from sales of this product.

     Our expansion into technologies outside of the core hard-copy base printer business involves significant risk. Risks include, but are not limited to, the following factors: New products may not meet customer needs or may face significant competition from companies with lower overhead and product costs and/or greater marketing and promotional budgets. In addition, we may not be able to attract and retain key personnel and may not be able to develop the products in the time needed to gain market acceptance. In addition, because of early stage development, we may not be able to predict product features needed to gain market acceptance, development may require more time and resources than anticipated for the development, or it may turn out that the product can not be feasibly developed. Our diversification also carries the risk that the new activity will distract management time and resources from focusing on the core hard-copy based printer business. In addition, diversification may involve risks related to the resources required to participate in this new business including, but not limited to, risks related to raising cash or obtaining cash investments, doing business with one or more "partners" as a partnership or joint venture, and risks related to acquisitions or other combinations of businesses.

     Intense Competition. The computer printer industry is intensely competitive and rapidly changing. Some of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater technical resources, more established and larger sales and marketing organizations, greater name recognition, larger customer bases and significantly greater financial resources than the Company, which may result in a competitive advantage. Suppliers of wide-format print engines and systems compete on the basis of print quality, color, print time, print size, product features, including ease of use, service, and price. Competitive product sales practices such as price reductions, increased promotion, product giveaways and bundling, or announcement or accelerated introduction of new or enhanced products could have a material adverse effect on our sales and financial condition. New product introductions and changes in pricing structure by competitors have had, and can be expected to continue to have, a significant impact on the demand for our products. Currently, Hewlett-Packard is selling a new 54-inch wide-format inkjet printer. ENCAD is shipping a new version of its printer line with 600 dpi cartridges. These products compete for market share with the

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Company's current DisplayMaker 5000, 6000 and 7000 series of printers. It is possible that our sales of certain products will compete with, or displace sales of, other products we sell.

     Our DisplayMaker HiRes 8-Color series, and DesignWinder and Giclee PrintMakerFA products are based on relatively new technology, are complex and must be reliable and durable to achieve market acceptance and enhance revenue opportunities. Development and production of new, complex technologies and products often have associated difficulties and delays. Consequently, customers may experience unanticipated reliability and durability problems that arise only as the product is subjected to extended use over a prolonged period of time. We cannot assure that we have completely resolved operational problems that have occurred in the past or that we will successfully resolve any future problems in the manufacture or operation of our existing printers or any new product. Our failure to resolve manufacturing or operational problems with existing printers or any new product in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

     Our HiRes 8-Color DisplayMaker series of printers, the DesignWinder and Giclee PrintMakerFA products utilize HP licensed inkjet technology. We also purchase licensed inkjet cartridges from HP who is a sole source of the cartridge component for our aqueous ink consumable offerings. We also compete with HP in the wide-format digital color printing market. Currently, we have been granted access to these and selected new technologies for use in our products and pay a royalty for these rights. Our revenue associated with the sale of these products including HP components was approximately 67% of our fiscal 1998 revenues. As new technologies are developed, there can be no assurance that we will be able to negotiate additional licenses for newly developed technologies or that the new terms are equal to the terms currently in place.

     Certain companies that supply us with consumable products such as ink and media compete with us by selling directly to our users or selling to competitors who may offer the products to our users. Additionally, OEM private label ink products that may be used in their own products may compete with ColorSpan(R) products. Further, a number of competitors have introduced consumables which they allege to be compatible with our products and have priced the consumables below the ColorSpan-branded consumables.

     Although we believe that our Big Color(R) products possess certain advantages over the competitors' products, increased competition has negatively impacted sales volumes and margins and may continue to impact volumes and margins in the future. We have generally competed in these markets by introducing technologically advanced products that create new market demand and products which offer optimum performance characteristics. There can be no assurance that we will be able to continue to innovate to the extent necessary to maintain a competitive advantage in these markets or that other competitors will not achieve sufficient product performance to achieve customer satisfaction with their products offering better pricing or other competitive features.

     Industry Consolidation. As a growth industry, the wide-format digital printing market has generated many new entrants into the fragmented market with new products and new technologies. As the market matures, and the industry's growth rate slows, companies with technological or manufacturing efficiency advantages will emerge as the market leaders maintaining or increasing their market share. Companies with less marketable advantages will face significant pressure on revenue growth and gross margins. In order to remain competitive, the smaller companies within this sector may have to seek merger or consolidation opportunities with other companies.

     If we were to merge with another company within the printer industry, short-term financial results and the market price of our stock may be negatively impacted. Merger or consolidation of competitors may

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enhance the financial strength and competitive abilities of such competitor(s)
which could adversely affect our sales and financial performance.

     Dependence on Component Availability and Costs. Certain components used in our current and planned products, including printer marking engines and other printer components, are currently available from sole sources, and certain other components are available from only a limited number of sources. Substantially all of the Company's revenue is subject to these risks. In the past we have experienced delays as a result of the failure of certain suppliers to meet requested delivery schedules and standards of product performance and quality. In addition, past losses from operations have restricted cash availability and the ability to keep supplier debt current or within the established credit limits. The potential requirement to bring certain component suppliers' debt obligations current, or other restrictions in credit terms of such component suppliers, could result in an inability to manufacture certain product lines and thereby adversely affect our financial performance. Our inability to obtain sufficient supply of components, or to develop alternative sources, could result in delays in product introductions, interruptions in product shipments, the need to redesign products to accommodate substitute components or the need to substitute alternative components which may not have the same performance capabilities, any of which could have a material adverse effect on the Company's operating results. A portion of the total manufacturing cost of our typesetting and Big Color products is represented by certain components whose prices have fluctuated significantly in recent years. Significant increases or decreases in the price or reductions in the availability of certain components could have a material affect on our operating results.

     We are dependent on a sole-source supplier for the printheads and hot melt ink used in DisplayMaker Express. We have experienced availability and quality issues with this supplier that has affected shipping schedules and customer satisfaction and has negatively impacted operating results in the past. While we have taken strong corrective measures in dealing with this supplier, there can be no assurance that this supplier will be able to meet our production requirements in the future or that the quality of on-going product supply will be acceptable.

     We sell consumable print media and inks for use with its Big Color product line, and film used with the PressMate-FS. We depend on the availability of consumable products to support our installed base of print engines. There is no assurance that the suppliers of these consumables will continue to offer their products to us, or that the consumable products will continue to be available to us at the same quantity, pricing and terms. Unavailability of consumable products or negative changes in quality could adversely impact the market acceptance of our new and existing products, and may adversely affect sales of consumables.

     Fluctuations in Quarterly Operating Results. Our quarterly results of operations have fluctuated and are expected to continue to fluctuate significantly. These fluctuations have been caused by various factors, including, but not limited to: the timing of new product announcements; product introductions and price reductions by the Company or its competitors; the availability and cost of key components and materials for our products; fluctuations and availability in customer financing; the relative percentages of sales of consumables and printer architectures; risks related to international sales and trade; and general economic conditions. In addition, our operating results are influenced by the seasonal buying patterns of our customers, which have in the past generally resulted in reduced revenues and earnings during our first fiscal quarter. Further, our customers typically order products on an as-needed basis, and, as a result, virtually all of our sales in any given quarter result from orders received in that quarter. We rarely operate with a backlog of orders from quarter to quarter. Certain products require significant capital expenditures, causing some customers to delay their purchasing decision. Delays in purchases of low-volume, high-cost printers may cause significant fluctuations in the sales volume for a given period. Our manufacturing plans, sales staffing levels and

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marketing expenditures are primarily based on sales forecasts. Accordingly, deviations from these sales forecasts may cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. Historically, a large percentage of orders have been received and shipped near the end of each month. If anticipated sales and shipments do not occur, expenditure and inventory levels may be disproportionately high and operating results could be adversely affected.

     Returns Reserves. We have established reserves for the return of merchandise. The amount of the returns reserve is based on historical data regarding returns of products. For new products there may be insufficient information to accurately predict return rate and therefore the required reserve may not be sufficient. Additionally, there may be an unknown or unanticipated problem with a product or any component thereof, or a defect or shortage of repair components or the consumable media or inks that are needed to use the product which could cause the actual returns to exceed the reserves. Returns of a product which exceed reserves could have an adverse effect on the financial operations and results of the Company.

     Dependence on Consumables Revenues. We anticipate we will derive an increasing percentage of our revenues and operating income from the sale of ink, paper, film and other consumables to our customers. During fiscal 1998, consumables revenue was 59% of total revenue. To the extent sales of our consumables are reduced because our customers are unsuccessful in marketing their own printing services, product iterations by ourselves or competitors make our products obsolete or customers substitute third-party or private label consumables for ours, the Company's results of operations could be adversely affected. Reduced life cycles of hardware products are expected to negatively impact consumable revenues. Further, although our consumables are manufactured specifically to operate with our printing products to produce optimum results, there can be no assurances that other manufacturers of printing inks and papers will not develop products that can be sold and compete with our printing products, or that other products will not produce results which are satisfactory to the customer at a lower cost. We allege that at least one manufacturer has improperly used the Company's trade secrets to commence such competition. Although we are involved in legal action against such manufacturer for misappropriation of trade secrets, there can be no assurances that other manufacturers will not independently or legitimately develop competing consumable products. In addition, product quality issues, limitations in the availability of sole source consumables or changes in credit or trade terms from sole sources could adversely affect the sales of consumables.

     Intellectual Property and Proprietary Rights. Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technologies through patents, copyrights and trade secrets. Important features of our products are incorporated in proprietary software, some of which is licensed from others and some of which we own. We attempt to protect our proprietary software with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions, unauthorized third parties may be able to copy certain portions of our products or to reverse-engineer or obtain and use information that we regard as proprietary. Further, our intellectual property may not be subject to the same level of protection in all countries where the products are sold. There can be no assurance that the measures we take will be adequate to protect the intellectual property or that others will not independently develop or patent products similar or superior to those we have developed, patented or planned, or that others will not be able to design products which circumvent any patents we rely upon.

     We have been granted various United States patents for inventions related to resolution of conventional laser printer engines, high-resolution imaging and image enhancement and wide-format printing technologies and techniques, our Big Ink(TM) Delivery System, product patents, and consumable formulations. Additional patent applications are pending. There can be no assurance that patents will be issued from any

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of these pending applications. With regard to current patents or patents that may be issued, there can be no assurance that the claims allowed will be sufficiently broad to protect our technology or that issued patents will not be challenged, invalidated or violated, requiring expenditures of cash to pursue and enforce our rights in the patented technology. Applications to patent the basic TurboRes(R), ThermalRes(R) and Big Ink Delivery System approaches and related technologies have been filed in selected foreign countries. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and there can be no assurance that foreign patents will be granted as a result of these applications. Furthermore, even if these patent applications result in the issuance of foreign patents, some foreign countries provide significantly less patent protection than the United States.

     We rely on a variety of trademarks in the promotion and identification of our products. We have a variety of trademarks which are registered, and others that are not registered, or cannot be registered. There is no assurance that there will not be some challenge to our rights to use one or more trademarks, or an allegation that the use or display of one or more trademark violates the trademark rights of another party, which could subject us to damages and losses related to the loss of our opportunity to use recognized marks in the promotion of our products.

     Additionally, patent, copyright and trademark protection has not been sought, or may not be available in all foreign countries. Although we have not received any notices from third parties alleging intellectual or proprietary property infringement, there can be no assurance that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to expend funds defending such claims or require us to enter into royalty arrangements on such terms as may be available, which may adversely affect our financial performance. Any claim that our current or future products or manufacturing processes infringes on the proprietary rights of others, with or without merit, could result in costly litigation which could adversely affect our financial performance.

     We are actively pursuing development of new and unique print solutions and processes, media and inks. There are a significant number of patents which have been filed relating to printing cartridges, printing methods and processes, mechanical printer features, medias and inks. Many of these patents are held by companies which are larger and have greater resources to pursue violation of intellectual property. Although research and development process involves an analysis of protected proprietary rights in any technology that is being pursued, there is no assurance that we have completely reviewed and analyzed all applicable patents, or that competitors or others will not interpret any such products or processes we develop as violating protected intellectual rights and pursue legal action, which could be costly and may affect our financial performance. In addition, although we do not know of any violations of our intellectual property rights, there can be no assurance that we will not be forced to take action to protect our intellectual property portfolio. Such enforcement activity could require us to expend significant cash resources and could affect our financial performance.

     Although we have not received notices from third parties alleging infringement claims we believe would have a material adverse effect on our business, there can be no assurance that third parties will not claim that our current or future products or manufacturing processes infringe on their proprietary rights. Any such claim, with or without merit, could result in costly litigation or might require us to enter into a royalty or licensing agreement. A royalty or licensing agreement, if required, may not be available on terms acceptable to us, or at all, which could have a material adverse effect upon our business, financial condition and results of operations. If we do not obtain such licenses, we could encounter delays in product introductions while we attempt to design around such patents, or we could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, we could incur substantial costs in defending ourselves

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in suits brought against us on such patents or in bringing suits to protect our patents against infringement, which could adversely affect our financial condition or results. If the outcome of any such litigation is adverse, our business and financial results could be adversely affected.

     Litigation and Litigation Costs. We have instituted action against a competitor for copyright infringement and other causes of action. The competitor has counter-claimed alleging copyright misuse and unfair competition by the Company. Although we do not believe any of our practices violate applicable copyright laws, there is no assurance that claims or actions will not be commenced by customers, competitors or governmental authorities based on copyright, trade or anti-competitive claims which could affect our operations and cash position.

     We are also engaged in various actions related to transactional matters, employee matters, customers' credit and product quality and/or warranty issues. Some of these actions include claims against us for punitive, exemplary or multiple damages. An award of punitive damages may not bear a direct relationship to the actual or compensatory damages claimed from us. Although we do not believe there are any actions pending or threatened against us which would have a material adverse impact on our financial position, there is no assurance that there will not be an adverse award of multiple punitive or exemplary damages which could adversely affect our cash position.

     Any litigation which we are involved in may have an adverse impact on our operations and may result in a distraction or diversion of management's attention, thereby adversely affecting our operations.

     International Operations. Historically international revenues have represented a substantial portion of our total revenues. (In fiscal 1998, international operations composed 42% of total sales.) International operations are subject to various risks, including exposure to currency fluctuations, political and economic instability, differing economic conditions and trends, differing trade and business laws, unexpected changes in applicable laws, rules, regulatory requirements or tariffs, difficulty in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences and varying degrees of intellectual property protection. Fluctuations in currency exchange rates could result in lower sales volume reported in U.S. Dollars. Fluctuations in foreign exchange rates are unpredictable and may be substantial. From time to time we have engaged in limited foreign currency hedging transactions. Our European subsidiary extends credit in the normal course of business in five relatively stable European currencies. In addition, the financing agreement in place allows our subsidiary to factor those receivables and receive Dutch guilders in which it pays its expenses. Substantially all of our other transactions are in U.S. dollars. There can be no assurance that the Company will be successful in limiting its foreign currency exposure in the future.

     Dependence on Key Personnel. Our success depends to a significant extent upon certain key personnel, including Mr. Masters, Chief Executive Officer and President, Lawrence Lukis, Chief Engineer, and key research and development staff. While Mr. Lukis continues to serve as our Chief Engineer, he has cut back his day to day activities to a part time status. The loss of our key management or technical personnel could adversely affect our business. We maintain key person life insurance in the amount of $2,000,000, payable to the Company, on each of Mr. Masters and Mr. Lukis. In addition, we have certain non-compete and continuation contracts with key personnel. We also depend on our ability to attract and retain highly skilled personnel. Competition for employees in technology related markets is high and there can be no assurance that we will be able to attract and retain the employees needed. In addition, our past financial performance may limit our ability to hire and retain management professionals.

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     The Year 2000 Issue. We are currently working to resolve the potential impact of the Year 2000 on the processing of time-sensitive information by our computerized information systems. Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. We utilize a number of computer programs across our entire operation. Year 2000 issues could impact our information systems as well as computer hardware and equipment that is part of our telephone network such as switches, termination devices and SONET rings that contain embedded software or "firmware."

     Our exposure to potential Year 2000 problems exists in two general areas: technological operations in the sole control of the Company, and technological operations dependent in some way on one or more third parties. The majority of our exposure in potential Year 2000 problems is in the latter area where the situation is much less within our ability to predict or control. Our business is heavily dependent on third parties, many of whom are themselves heavily dependent on technology. We cannot control the Year 2000 readiness of those parties. In some cases, our third-party dependence is on vendors of technology who are themselves working towards solutions to Year 2000 problems. We have initiated projects to identify and correct the potential problem in all of our enterprise systems. The costs incurred to date total less than $30,000 and have been expensed in the financial statements. We are using internal resources to test the software modifications. Funding for this area is expected to, and has come from, cash flow from operations. We expect that additional costs for this issue will not be material.

     The Company's Products. We design and sell products which are heavily reliant on software. While we have taken appropriate steps to ensure the readiness of this software and believe it to be Year 2000 compliant, we cannot be certain that the software will operate error free, or that we will not be subject to litigation, whether the software operates error free or not. However, we believe that based on our efforts to ensure compliance and the fact that the calculations needed in and by our products are not date dependent, it is relatively unlikely that we will be subject to such litigation.

     Contingency Plans. We have not yet completed our planning and preparations to handle the most reasonably likely worst case Year 2000 scenarios described above. We intend to develop contingency plans for these scenarios during fiscal 1999. We believe that this is the appropriate timeframe for developing such plans and that efforts prior to that time we should be focused on renovation, testing and verification of our system modifications.

     Environmental. We are subject to local and federal laws and regulations regarding the use, storage and disposition of inks used with our print products. Although we believe we are in compliance with all such laws and regulations, and are not aware of any notice or complaint alleging any violation of such laws or regulations, there can be no assurance that there will not be some accidental contamination, disposal or injury from the use, storage, or disposition of inks or other materials used in our operations. In the event of such accident, we could be held liable for any damages that result and any such liability could have a material adverse effect on our financial condition. In addition, there can be no assurance that we will not be required to comply with environmental claims, laws, or regulations in the future which could result in significant costs which could materially adversely affect our financial condition.

     Tax Liability. We sell our products from our offices in Eden Prairie, Minnesota and report sales and income tax liability based on sales occurring at that location. It is possible that one or more state or local taxing authorities could determine that there have been taxable transactions occurring within their jurisdiction and seek recovery of taxes for current and/or past periods. In addition, it is possible that local, state or federal

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

taxing authorities will take issue with the reporting or determination of tax liability and seek additional taxes for current and/or past periods. We currently have a net operating loss ("NOL") carryforward that may be used to offset future federal taxable income. However, there is no assurance that the NOL will continue to be available as an offset against future federal taxable income or that there will be sufficient taxable income to fully utilize the NOL.

     Volatility of Stock Price. The trading price of our common stock is subject to wide fluctuations in response to variations in operating results, changes in the laws or regulations to which we may be subject, announcements of new products or technological innovations by us or our competitors, overall economic conditions and indicators, market conditions unrelated to our performance, and general conditions in the industry. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, and analysts' reactions to our statements and actions also contribute to stock price fluctuations. In addition, the prices of securities of many high technology companies have experienced significant volatility in recent years for reasons frequently unrelated to the operating performance of the specific companies. These fluctuations may materially affect the market price of our common stock.

     One time in the past, following fluctuations in the market price of our stock, a securities action was commenced alleging that the Company and certain insiders had knowledge of certain material, adverse information about us prior to the time that such information allegedly caused a drop in the market price of the stock. Because our stock has historically fluctuated significantly, it is possible that following a significant change in the market price of the stock another securities action could be commenced against us. Such action, whether commenced by one or more individuals or by a class of securities holders, could result in substantial costs and diversion of our management's attention and resources and thereby cause an adverse affect on our business and financial performance.

     Overall Market Fluctuations/Margin Calls. The overall stock market has been relatively volatile recently. The price of small capitalization stocks like VFND may be significantly impacted by overall market declines. The impact on the price of VFND common stock during a market decline may be magnified because of the limited "float" available for an investor or investors who may seek or may be required to sell their shares of VFND common stock to satisfy margin calls from their individual brokers. The impact of market declines may be enhanced if Company "insiders" are required to sell their shares of the Company's common stock in such a situation. Such a sale by an insider under these circumstances could cause adverse market perceptions which could result in a widespread sell off of the stock in the general market and cause the stock price to decrease further. It is likely there will be further fluctuations in the overall stock market due to the complexities of the world wide market that exists today. There can be no assurance future market volatility will not precipitate a significant sell off of VFND common stock.

     Brand Awareness. We have recently changed the Company's name to VirtualFund.com, Inc. and have changed the name of our principal operating subsidiary from LaserMaster Corporation to ColorSpan Corporation. We have significant brand awareness associated with our LaserMaster trade names. If the market is unable to accept or delays the acceptance of the name change, our financial performance and sales may be negatively impacted.

     Control of the Company's Stock. As of August 31, 1998, officers and directors as a group beneficially owned 21.32% of the outstanding shares of our stock. One of our suppliers owned 14.7% of the Company's outstanding shares. The impact of the holdings of the officers and directors and the supplier is not believed to be material. However, such control may reduce liquidity of the stock which may affect shareholder value.

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

     The Company's Board has adopted a shareholder rights agreement. For a description of the shareholder right agreement see the Form 10-Q Part II, Item 2, Changes in Securities. The shareholder rights agreement was adopted to provide our board of directors an opportunity to assess and evaluate any take over bid, and in the event a bid is made, to provide the board with an appropriate period of time to explore and develop alternatives which maximize shareholder value. We cannot assure that shareholders or the market may view or react adversely to this shareholder rights agreement adversely affecting shareholder value.

     In addition, Minnesota Statutes govern "control share acquisitions" and require potential acquirers of at least 20% of the Company's stock to provide notice and information to us about the proposed acquisition of stock and limits voting rights in acquired stock unless such voting rights are approved by an affirmative vote of shareholders and the control share acquisition is consummated within 180 days after shareholder approval. The effect of the statute is to limit the opportunity for a hostile takeover of control of the Company unless a majority of shareholders consent. There is no assurance that the control share acquisition statute will not adversely affect shareholder value.

     Dilution. We have outstanding a large number of stock options and warrants to purchase our Common Stock. To the extent such options or warrants are exercised, there will be further dilution. We expect to seek additional acquisitions in pursuing our strategies and intend to grant additional stock options and stock bonuses to the employees of the acquired companies. For these reasons, our acquisition program will result in further substantial ownership dilution to investors.

     Risks Related to Acquisitions. A key component of our growth strategy is the acquisition of Information Technology professional service firms that meet our criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with ours. There can be no assurance that we will be able to identify suitable acquisition candidates or that we will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on our reported operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of our management's attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired firm could also have a material adverse impact on our reputation as a whole, and any acquired subsidiary could significantly underperform relative to our expectations. Our pursuit of an overall acquisition strategy or any individual pending or future acquisition may have a material adverse effect on our business, results of operations and financial condition. To the extent we choose to use cash consideration for acquisitions in the future, we may be required to obtain additional financing. There can be no assurance that such financing will be available on favorable terms, if at all. As we issue stock to complete future acquisitions, existing stockholders will experience further ownership dilution.

     Reliance on Indirect Distribution. We market and sell our products domestically and internationally primarily through specialty distributors, dealers, VARs and OEMs. Our sales are principally made through distributors, which may carry competing product lines. Such distributors could reduce or discontinue sales of our products, which could have a material adverse effect on our business. There can be no assurance that these independent distributors will devote the resources necessary to provide effective sales and marketing support of our products. In addition, we are dependent upon the continued viability and financial stability of these distributors, many of which are small organizations with limited capital. These distributors, in turn, are substantially dependent on general economic conditions and other unique factors affecting the wide-format printer market. We believe that our future growth and success will continue to depend in large part upon our distribution channels. To expand our distribution channels, we entered into select OEM and private label arrangements that allow us to address specific market segments. We cannot assure that we will be successful in developing OEM and private label relationships, or that those relationships will result in incremental business.


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